Exhibit 99.1

Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda 441-299-9375 www.assuredguaranty.com

Press Release

Assured Guaranty Ltd. Announces the Election of Francisco Borges to and the Retirement of John
Heimann from the Board of Directors

Hamilton, Bermuda, August 8, 2007—Assured Guaranty Ltd. (NYSE: AGO) (“Assured” or “the Company”) announced today that Francisco Borges has been elected to the Company’s board of directors.  Mr. Borges will serve on the Company’s Audit and Finance committees.  In addition, Donald Layton, a director since 2006, has been appointed chairman of the Company’s Risk Oversight Committee.  Mr. Layton has extensive experience in the financial markets and formerly served as vice chairman of J.P. Morgan Chase & Co.

Walter Scott, chairman of Assured Guaranty Ltd., stated, “We are fortunate to have Frank Borges join the board.  His experience in the capital markets, and in the financial guaranty industry in particular, will assist Assured’s management team in continuing the Company’s development as a leading player in financial guaranty.”

Mr. Borges is chairman and managing partner at Landmark Partners, a private equity and real estate investment company specializing in secondary funds.  In this role, he is responsible for the firm’s leadership, strategic direction and investment activities.  Prior to joining Landmark, Mr. Borges was a managing director at Financial Guaranty Insurance Company (“FGIC”), which at the time was a subsidiary of General Electric Capital.  Prior to joining FGIC, Mr. Borges was treasurer of the State of Connecticut.  He has also served as deputy mayor for the City of Hartford, Connecticut and as legal counsel for the Travelers Insurance Companies.

Mr. Borges currently serves on the board of directors and investment committees of the Hartford Foundation for Public Giving and the University of Connecticut Foundation, and is a member of the University of Hartford Board of Regents.  He is a member of the Connecticut and New Jersey bars.  Mr. Borges received a J.D. from the University of Connecticut and a B.A. from Trinity College.

The Company also announced that John Heimann, 78, will be retiring from the board of directors.  Mr. Heimann joined the board of directors after the Company’s April 2004 initial public offering and has served as chairman of the Risk Oversight Committee and as a member of the Nominating and Governance Committee.

Mr. Scott also stated, “I would like to thank John Heimann for his tireless service and dedication to Assured since our IPO in 2004.  His expertise and guidance have been an invaluable asset to management.  John’s leadership in the formation of our Risk Oversight Committee and commitment to our strategic focus on the strict management of risk have been a cornerstone of Assured’s success.  His contributions were a key factor in obtaining triple-A ratings from the three major rating agencies for Assured Guaranty Corp.”

John Heimann stated, “Now that our risk management principles are well-established and Assured Guaranty Corp. has obtained triple-A ratings, it is a good time for me to retire from the board.  It has been a great pleasure working with the directors and management of Assured.”

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  For example, the Company’s forward-looking statements, including its statements regarding the development of business, could be affected by rating agency action such as a ratings downgrade, difficulties with the execution of the Company’s business strategy, contract cancellations, a significant reduction in the amount of reinsurance ceded by one or more of our principal ceding companies, developments or volatility in the world’s financial and capital markets, more severe or frequent losses associated with products affecting the adequacy of the Company’s loss reserves, changes in regulation or tax laws, governmental actions, natural catastrophes, the Company’s dependence on customers, decreased demand or increased competition, loss of key personnel, technological developments, the effects of mergers, acquisitions and divestitures, changes in accounting policies or practices, changes in general economic conditions, other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Sabra Purtill	Christopher McNamee
Managing Director, Investor Relations	Vice President, Investor Relations
and Strategic Planning	212-261-5509
212-408-6044	cmcnamee@assuredguaranty.com
441-278-6665
spurtill@assuredguaranty.com